EXHIBIT 11.3

                           EARNINGS PER SHARE

                                Nine Months Ended   Three Months Ended
   Amounts in thousands,           September 30,        September 30,
   except per share data          1998       1997     1998        1997
                                  ----       ----     ----        ----
Net Income                        $3,810     $3,871   $1,213     $1,677


Weighted average common shares,
 including shares issued for
 exercised options                 2,386      2,401    2,382      2,416

Average shares committed to be
 released under the ESOP               7          7        2          2
                                   -----       ----     ----       ----
Weighted average shares - basic    2,393      2,408    2,384      2,418

Weighted average effect of:

   Shares contingently issuable
    under executive compensation
    plans                              7          3        9          3

   Shares issuable for assumed
    exercise of outstanding
    stock options                    257        257      250        279

   Share repurchasable using
    the proceeds of assumed
    exercise of stock options       (105)      (152)     (93)      (149)
                                   -----      -----    -----      -----
Weighted average shares -
  assuming dilution                2,552      2,516    2,550      2,551
                                   =====      =====    =====      =====
Earnings per share:
   Basic                           $1.59      $1.60    $0.51      $0.69
   Assuming dilution               $1.49      $1.54    $0.48      $0.66

